Exhibit (n)

Consent of Independent Registered Public Accounting Firm

To the Board Of Directors of Prospect Energy Corporation:

We hereby consent to the use in this Post-Effective Amendment No. 1 to the registration statement on Form N-2 (“Registration Statement”) of our report dated July 2, 2004, except as to notes 3 and 4, which are as of July 27, 2004, relating to the financial statements of Prospect Energy Corporation, which appears in such Registration Statement.  We also consent to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Report of Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ KPMG LLP

New York, New York

July 27, 2004